Exhibit 99.1
J. Thomas Presby
c/o FIRST SOLAR, INC.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, AZ 85040
September 15, 2006
Michael J. Ahearn
Chief Executive Officer
First Solar, Inc.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, AZ 85040
Dear Mr. Ahearn:
     I hereby consent to being named as a Board member of First Solar, Inc., a Delaware corporation (the “Company”), as Chairman of the Audit Committee of the Board and as a member of any Committee(s) of the Board to which I am named in the Form S-1 registration statement and any amendments thereto filed in connection with the Company’s planned initial public offering.
Very truly yours,
/s/ J. Thomas Presby
J. Thomas Presby